Exhibit 99.1

NEWS RELEASE

Contacts:	Falcon Minerals:

Brian Begley

bbegley@falconminerals.com

FALCON MINERALS CORPORATION REPORTS FIRST QUARTER 2019
FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

●	Net production for the first quarter 2019 was approximately 5,782 barrels of oil equivalents per day (boe/d), an increase of 15% over the first quarter 2018 (1)

●	First quarter 2019 Net Income was $11.3 (2) million, or $0.12 per Class A share

●	Adjusted EBITDA was $16.9 million for the first quarter 2019, an increase of 10% compared to the first quarter 2018 (3)

●	First quarter 2019 dividend declared of $0.175 per share, to be paid on May 29th to all shareholders of record on May 17th

●	Net debt-to-annualized EBITDA ratio was 0.38x for the first quarter 2019

●	Currently 10 rigs are operating on Falcon’s Eagle Ford position, an increase from 5 active rigs earlier this year

●	New permit just filed on Hooks Ranch, on which the Company has a 22.5% net revenue interest

●	Falcon will host its first quarter 2019 conference call at 9:00 AM ET on Tuesday, May 7, 2019

NEW YORK, NY – May 6, 2019 – Falcon Minerals Corporation (“Falcon” or the “Company”) (NASDAQ: FLMN, FLMNW) today announced its earnings results for the first quarter 2019.

“We are very pleased with Falcon’s continued progress”, stated Daniel Herz, President and Chief Executive Officer. “Our first quarter results demonstrate the value of our core asset position in the Eagle Ford, yielding cash flow at high margins supported by a strong balance sheet. Our premier producers in our region have recently reiterated their positive outlook on future development including increased activity in the Eagle Ford this year and beyond. We are also encouraged by acquisition opportunities that can add valuable positions to our royalties portfolio. We expect to grow meaningfully both through organic development and accretive acquisitions, generating strong cash returns for our shareholders.”

(1)	Comparisons made to first quarter 2018 are based only on the assets contributed to Falcon in the Royal Resources transaction in August 2018.

(2)	Net income shown includes amounts attributable to non-controlling interests

(3)	Please refer to the disclosure on page 7-8 for the Reconciliation of Net Income to Non-GAAP Measures

* * *

Financial and Operating Results

Earnings Results

●	On a GAAP basis, Net Income was $11.3 million, or $0.12 per Class A common share, for the first quarter 2019. Falcon generated royalty revenue of $21.3 million for the first quarter 2019.

●	The Company reported Adjusted EBITDA (a non-GAAP measure as defined and reconciled on pages 7-8) of $16.9 million for the first quarter 2019.

●	Cash operating costs for the first quarter 2019 were $8.49 per barrel of oil equivalent (“boe”), consistent with the prior quarter. General and administrative expense included costs incurred during the quarter related primarily to year-end audit, legal and associated expenses that were approximately $600,000 higher this quarter than the expected amount of such items during the remaining three quarters of the year.

Production Results

●	Falcon’s net production averaged 5,782 boe/d for the first quarter 2019, an increase of approximately 15% compared to the first quarter 2018. Net production for the first quarter 2019 was 78% oil by revenue and 53% oil by volume.

●	Falcon has recently averaged 150 line-of-sight wells in various stages of development on its Eagle Ford minerals position, and 28 wells were turned in line during the first quarter 2019. There are currently 10 active rigs operating on Falcon’s Eagle Ford position, which is an increase from an average of 5 active rigs at the beginning of the year.

●	Falcon’s net realized price for crude oil was $59.46 per barrel (“bbl”) in the first quarter 2019. The Company receives revenue based primarily on Louisiana Light Sweet crude (“LLS”) pricing on production generated from the Eagle Ford Shale. LLS currently trades at a premium to West Texas Intermediate crude (“WTI”) and averaged approximately $7.25/bbl over WTI during the first quarter 2019. The Company’s realized price for natural gas during the quarter was $3.29 per thousand cubic feet (“mcf”) and $18.23/bbl for natural gas liquids.

Capitalization & Liquidity

As of March 31, 2019, the Company had $28.5 million of borrowings on its revolving credit facility, and $3.1 million of cash. Falcon’s net debt-to-annualized EBITDA ratio was 0.38x for the first quarter 2019.

* * *

Guidance Summary

The Company has provided forward six-month guidance based upon expectations for producer activity on Falcon’s net royalty positions.

Forecast for Q2 2019 – Q3 2019	Guidance Range

Net production per barrel of oil equivalent per day (boe/d) (1)	5,100 – 5,600
% Oil of net production	53% - 55%

Operating costs:
Production and ad valorem taxes (% of revenue)	4.0% – 5.0%
Marketing and transportation ($/boe)	$1.00 – $1.50
General and administrative (2) ($/boe)	$4.00 – $4.50
Depletion expense (3) ($/boe)	$6.50 – $7.50

(1)	The forecasted six-month net production range does not include any contribution from Hooks Ranch wells not currently connected.

(2)	General and administrative expense above excludes non-cash stock compensation expense

(3)	The depletion expense forecast range above is shown on a book basis; the equivalent range on a tax basis would be in a range of $26.00 – $30.00 per boe.

First Quarter 2019 Dividend

Earlier today, on May 6, 2019, Falcon’s Board of Directors declared Falcon’s dividend of $0.175 per Class A share for the first quarter 2019. During the first quarter 2019, the Company generated Pro-forma Free Cash Flow per share of $0.18 (as described and reconciled on page 7). The pro-forma adjustments assume that the non-controlling interests are converted to Class A common shares, such that 85.9 million Class A shares would be outstanding. The dividend for the first quarter 2019 will be paid on May 29, 2019 to all Class A shareholders of record on May 17, 2019.

Conference Call Details

Falcon management invites investors and interested parties to listen to the conference call to discuss first quarter 2019 results on Tuesday, May 7, 2019 at 9:00 am EDT. Participants for the conference call should dial (877) 876-9174 (International: (785) 424-1669) and use the confirmation code FLMNQ119. The Falcon earnings call is also accessible via webcast on the company’s website on www.falconminerals.com in the Events page of the Investor Relations section. A replay of the call will be available starting at 12:00 pm ET on May 7, 2019. To access the replay, investors and interested parties can call 800-839-5246 (International: (402) 220-2702).

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth oil-weighted minerals rights. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering approximately 256,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt and Gonzales Counties in Texas. The Company also owns additional assets of approximately 68,000 gross unit acres in Pennsylvania, Ohio and West Virginia prospective for the Marcellus Shale. For more information, visit our website at www.falconminerals.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Falcon cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, future dividends paid, resource and production potential, Falcon’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; Falcon’s ability to realize the anticipated benefits of its acquisitions; changes in commodity prices; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production in Falcon’s regions; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in Falcon’s reports filed with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in Falcon’s definitive proxy statement filed with the SEC on August 3, 2018, as well as Falcon’s most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements speak only as of the date hereof, and Falcon assumes no obligation to update such statements, except as may be required by applicable law.

FALCON MINERALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Oil and gas sales	$21,258	$20,394
Loss on hedging activities	-	(91)
Total revenues	21,258	20,303

Expenses:
Production and ad valorem taxes	1,128	1,017
Marketing and transportation	784	531
Amortization of royalty interests in oil & gas properties	3,511	4,068
General, administrative and other	2,504	2,457
Total expenses	7,927	8,073

Operating income	13,331	12,230

Other income (expense):
Gain on the sale of assets	-	41,724
Other income	31	-
Interest expense	(654)	(623)
Total other income (expense)	(623)	40,651

Income before income taxes	12,708	52,881

Provision for income taxes	1,405	-

Income from continuing operations	11,303	52,881

Income from discontinued operations	-	1,033

Net income	11,303	53,914

Net income attributable to non-controlling interests	(5,921)	(48)

Net income attributable to shareholders/unitholders	$5,382	$53,866

Class A common shares (basic and diluted)	$0.12

FALCON MINERALS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
ASSETS	2019	2018
Current assets:
Cash and cash equivalents	$3,088	$7,317
Accounts receivable	12,664	11,271
Prepaid expenses	1,354	1,524
Total current assets	17,106	20,112

Royalty interests in oil & gas properties, net of accumulated amortization	215,362	209,168
Property and equipment, net	542	-
Deferred tax asset, net	57,807	58,773
Other assets	3,022	3,182
Total assets	$293,839	$291,235

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,539	$521

Credit facility	28,500	21,000
Other non-current liabilities	429	-
Total liabilities	30,468	21,521

Shareholder’s equity:
Class A common stock	5	5
Class C common stock	4	4
Additional paid in capital	128,779	137,866
Non-controlling interests	124,391	127,029
Retained earnings	10,192	4,810
Total shareholder’s equity	263,371	269,714
Total liabilities and shareholder’s equity	$293,839	$291,235

Reconciliation of Adjusted EBITDA and Pro-forma Free Cash Flow from Net Income (in thousands $):

	Three Months Ended March 31, 2019	Fully Converted Per Share Basis March 31, 2019 (1)
Net Income	$11,303	$0.13
Interest expense (2)	654	0.01
Depletion	3,511	0.04
Share-based compensation	17	0.00
Income taxes	1,405	0.02
Adjusted EBITDA	$16,890	$0.20
Interest expense (2)	(654)	(0.01)
Pro-forma cash income taxes (3)	(627)	(0.01)
Pro-forma Free Cash Flow	$15,609	$0.18

(1)	Per share information is presented on a fully-converted basis and includes both the 45.9 million Class A common shares and the 40.0 million Class C common shares that are outstanding as of March 31, 2019. As such, Net Income per fully-converted share in this schedule is not comparable to earnings per share (EPS) of $0.12 for the period ended March 31, 2019 as shown on the Statement of Operations

(2)	Interest expense includes amortization of deferred financing costs

(3)	Pro-forma cash income taxes are estimated on a fully converted basis and therefore based upon net income before non-controlling interest considerations

Calculation of cash available for dividends for the first quarter 2019 (in thousands $):

Three Months Ended
March 31,
2019
Adjusted EBITDA	$16,890

Interest expense	(654)

Net cash available for distribution	16,236

Cash to be distributed to non-controlling interests	$7,397
Cash to be distributed to Falcon Minerals Corp. (4) (5)	$8,528

Dividends to be paid to Class A shareholders	$8,025

(4)	Includes cash of approximately $48,000 used to pay dividend equivalent rights (DERs) on unvested restricted stock shares

(5)	Includes approximately $455,000 of cash for current income taxes at Falcon Minerals Corporation

Non-GAAP Financial Measures

Adjusted EBITDA and Pro-forma Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA and Pro-forma Free Cash Flow are useful because they allow us to evaluate our performance and compare the results of our operations period to period without regard to our financing methods or capital structure. In addition, management uses Adjusted EBITDA and Pro-forma Free Cash Flow to evaluate cash flow available to pay dividends to our common shareholders.

We define Adjusted EBITDA as Net Income plus interest expense, net, depletion expense, provision for income taxes and share-based compensation. We define Pro forma Free Cash Flow as Net Income plus depletion expense, provision for income taxes and share-based compensation less cash income taxes. Adjusted EBITDA and Pro-forma Free Cash Flow are not measures of Net Income as determined by GAAP. We exclude the items listed above from Net Income in calculating Adjusted EBITDA and Pro-forma Free Cash Flow because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA and Pro-forma Free Cash Flow are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA and Pro-forma Free Cash Flow.

Adjusted EBITDA and Pro-forma Free Cash Flow should not be considered an alternative to, or more meaningful than, Net Income, royalty income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our computations of Adjusted EBITDA and Pro-forma Free Cash Flow may not be comparable to other similarly titled measures of other companies.

FALCON MINERALS CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018(1)

Production Data:
Oil (bbls)	274,978	290,811
Natural gas (boe)	172,687	138,025
Natural gas liquids (bbls)	72,891	72,011
Combined volumes (boe)	520,556	500,847
Average daily combined volume (boe/d)	5,782	5,565

Average sales prices:
Oil (bbls)	$59.46	$64.08
Natural gas (mcf)	$3.29	$2.92
Natural gas liquids (bbls)	$18.23	$23.52
Combined per boe	$40.49	$45.42

Average costs ($/boe):
Production and ad valorem taxes	$2.17	$2.03
Gathering and transportation expense	$1.51	$1.06
General and administrative	$4.81	$4.91
Interest expense, net	$1.26	$1.24
Depletion	$6.74	$8.12

(1)	The production data for Q1 2018 shown contains certain production that was not contributed to Falcon in the Royal Resources transaction in August 2018, including a portion of this non-acquired production that was sold in February 2018.